Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

VIDEO TRANSCRIPT

Hi there, I'm delighted to be here today to announce and share with you the fact that we have signed definitive agreements to acquire WuXi AppTec, the world's largest medicinal chemistry company located in China.  This expands our portfolio dramatically.  This is a deal that is scheduled to close in the 4th quarter of this year, but we have signed the agreements and will be working through the legalities of getting that done.

We've been thinking about this for a long time; how we strengthen our portfolio, how we give more balance to it, and frankly how we add a third leg.  How we start with our clients earlier than we do now and chemistry is really the first step.  Creating the molecule that then gets tested early in animals, and then will be tested further in preclinical, and ultimately in the clinic.

WuXi was incorporated in 2000.  As I said, it's in China, primarily in Shanghai and two other neighboring cities.  They already have 4,000 thousand employees even though the company is relatively young.  They've had enormous growth because their work is so good, and their clients who are really the same big pharma and big biotech clients that we have, depend on them heavily to create these molecules for them.

So, we've also been trying to respond to our clients.  So what's happening to our clients is that they are merging, getting larger and really demanding and expecting that their suppliers, like us, have bigger portfolios, have greater scientific depth and can support them in ways that we can't right now.  So, putting these two companies together; WuXi AppTec, the world's leader in chemistry, and Charles River Laboratories, the world's leader in vivo biology company and the world's leader in research models & services and preclinical, puts us in a unique place and elevates our relationship with our clients.  So now, in some cases, it will double or triple the size of the amount of work that we do with our clients and makes us more important to them.  So we will strategically be more important because we have this expanded and strengthened portfolio.

So we're going to add a third segment.  As you know we both operate and report to Wall Street two segments now; research models & services and preclinical services.  We're going to add a third one, simply called Discovery Services.  This third leg will include WuXi AppTec's chemistry services.  Also they have chemistry based manufacturing where they manufacture the drugs that will go into clinical trials, and hopefully someday drugs sold for end-use purposes.  Also, our DIS, our Discovery & Imaging Services business, will be included in the discovery segment.

So, we're moving upstream.  We're moving earlier in the process when the drug is first created, the molecule is created, and WuXi AppTec is moving downstream by linking themselves with us, and together we have a much broader, much more interesting, much more compelling, much more powerful portfolio.  This for sure will strengthen relationships with current clients.  As I said before, in some cases we're stronger with one client, and in some cases WuXi AppTec is, we'll leverage on each other's strength.  In some cases, neither of us has had great market share with a client, and now being able to go to a new client and saying we can help you from early chemistry all the way to first in man is very very powerful.  We're also giving clients options - you want to do your work in Europe; you want to do your work in the U.S.; you want to do your work in China; you want to do your work in all of the above; whatever.

As we do with our smaller acquisitions, we are very interested in corporate cultures.  We've spent a lot of time, both of us, they of our culture and we of theirs, spent a lot of time trying to understand their culture, trying to get to know it better.  We feel that the corporate cultures are very similar.  We care about our people, and the business is only and all about the people, particularly on the services side of our business.  We care about our people, and that they have great jobs, and they have opportunities for advancement, and that they work for a company that's interesting and challenging.  Where both companies are about accelerating the drug development process, both companies are about exceeding our client's expectations, both companies are about extraordinary scientific depth and excellence, and so we have these wonderful shared goals and as we've spent time with them and they with us.  I actually feel like I've been working with these people for years already, and I hope and believe they feel the same way and I think as you all get to understand the new businesses better and meet and work with some of the people, you'll feel the same way that I do.

So, if you look at China, it is right now obviously a very powerful nation with great business opportunities.  In the life sciences and the pharmaceutical/biotech arena, it's quite nascent, it's quite new, but we're seeing almost all of our large pharma clients locate there.  They locate there, in part, because of the cost benefits, but they locate their primarily because China has extraordinarily well-educated people, obviously a lot of them, with an exceptional work ethic, and the drug companies want to do the discovery and development work in China for drugs that will be sold in China, and also to develop drugs in China for the rest of the world.  So, we really need to be there.  We really need to allow our clients to sort of pick and choose where they want to go.  So, some portion of the work that either we do now, or will do, or could do, will go to China.  So we have a couple of choices; we can watch that happen and have it go to WuXi AppTec or one of the other competitors there and not have any role in it; or, as we are doing now, put our two companies together and have that work and satisfy the client's needs.  So some clients have already told us that they're going to China (for whatever reason, great), some will migrate over time, some I think will never go, and some we'll wait and see.  The reality is that, I think that work that goes to China will go there slowly, in a very sort of measured way.  Even if all the customers wanted to go to China today, which they don't, but if they did, there's less than 500K square feet collectively for 5 competitors of GLP quality space in China, and there's over 8M in the rest of the world, so it's going to take an awfully long time for China to have any substantial capacity, but, by putting our companies together, we have the most capacity in China, and we're pretty excited about this.

So, what this means for all of us, all of you, is a great opportunity to grow our company faster, better, more profitably.  Provide opportunities for the clients that we can't right now.  For both Charles River, what we used to be on a stand-alone basis and what WuXi AppTec was on a stand-alone basis, two really powerful companies now even more powerful on a stand-alone basis.  We have very limited duplication of efforts between these two companies.  There's very little of what we do that's identical or duplicative.  We have a global integration team which will be populated by people from both Charles River and WuXi AppTec that will sort through this duplication over the next few months, and when we close this deal, which will be in the 4th quarter of this year, we'll let you know what modest changes we'll be making to our portfolio.

While I have you, on this video, we also just announced our 1st quarter results.  I'm really happy to say after a really tough '09, what a difference a year makes.  The numbers came out exactly as we had predicted and projected; we did almost $300M.  We had a 1.4% decline in Sales.  While that, in the abstract, doesn't sound all that positive, compared to last year, we had almost a 20% decline in Sales and each quarter we had major declines, we feel and see things stabilizing.  RMS was up 6.6%; 2% of that was price.  Some of that was our new acquisition, some of that was real growth.  For preclinical the demand has stabilized, inquiries are up, pricing has stabilized, and you can feel the clients getting back to work.  We did have decrease of over 10%, but as you remember from last year, some of the quarters we had a decrease of 20%, so the decrease is moderating.  We still believe that the preclinical business will begin to invigorate and improve in the 2nd quarter (this quarter), of this year.  We're reasonably well-booked already for the 2nd quarter for PCS, and we're very happy about that.  So, we remain very optimistic about 2010 and we believe we'll have a slow, steady build over 2009 as clients get back to work and work on the drugs that are in the development pipeline that have pretty much been languishing there.

So, these are really exciting times for all of us and for the company.  We are transforming the industry and we are transforming Charles River.  We are creating the first fully-

integrated, global, early stage CRO.  I know that's a mouth full, but that's what we're doing and we're so excited about it, it's so powerful and it's so changed the game for our clients.  It does really sort of four things:  It provides better service to our clients; we're putting all these great scientists from both companies together so it enhances our management team; it drives our top line higher (so actually enhancing our profitability); and we will be accelerating a stronger presence in China and that's really exciting.

We believe that this deal will close in the 4th quarter of this year, because it takes a while to finish the process.  Until that happens, while we are going to tell the world, and our clients, and Wall Street, and all of you about the transaction; why it's important and why it makes us a better company, it has to be business as usual.  We can't really interact with the WuXi AppTec people, nor they with us.  We can't be interacting with their clients, except to the extent that they are our clients as well.  We can't do anything on a combined basis.  As I said, we will have global integration team that will work very quickly on sorting out the duplication, but also on the opportunities for enhanced revenue growth, and how we're going to do that together.  It's really important that you stay focused on what you do everyday, and I want you to know enough about the deal so that you can answer questions about it, whether it's with new employees or clients, but we can't take it much further than that.

So, this is a defining moment in the company's history.  This is taking the company to the next level.  This is of the magnitude of our leverage buy-out in 1999 when we acquired Charles River from Bausch & Lomb; and of the similar magnitude of when we acquired Inveresk in 2004.  The acquisition of WuXi AppTec is at least of that magnitude.  It clearly redefines the company and takes us to the next level, and I hope that you share my enthusiasm already, and if not, as you get to understand this transaction better, I know that you'll share my enthusiasm.  So strap yourselves in, it's going to be an exhilarating ride as we take Charles River to the next level.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC.  The information contained in the preliminary filing will not be complete and may be changed.  Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction.  Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

FORWARD LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition any statements regarding Charles River’s projected 2010 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact constitute forward-looking statements. Such forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.